Exhibit 14

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” and “Representations and Warranties” in the Prospectus/Proxy Statement of the Scudder Money Funds and to the references to us included in the Scudder Money Funds’ and Scudder YieldWise Funds’ Prospectus and Statement of Additional Information dated December 1, 2004 which are incorporated by reference, and to the incorporation by reference in Pre-Effective Amendment No. 1 to the Registration Statement (Form N-14, No. 333-123074) of our reports dated September 22, 2004 on the financial statements and financial highlights of the Scudder Money Funds and Scudder YieldWise Funds included in the Annual Reports dated July 31, 2004.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

April 12, 2005